Exhibit 10.1

PREFERRED UNIT PURCHASE AGREEMENT

THIS PREFERRED UNIT PURCHASE AGREEMENT (“Agreement”) is entered into as of October 2, 2007, by and among Elandia, Inc., a Delaware corporation (“Purchaser”), Bella Durmiente, LLC, a Delaware limited liability company (“Seller”), Desca Holding, LLC, a Delaware limited liability company (the “Company”), and Jorge Enrique Alvarado Amado, an individual (the “Responsible Party”). Purchaser, Seller, the Company and the Responsible Party may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and/or Section 4(2) of the Securities Act.

B. Upon the terms and conditions of this Agreement, Purchaser has agreed to purchase, and Seller wishes to issue and sell to Purchaser, 7,000,000 Series A Convertible Preferred Units of Seller (the “Series A Preferred Units”), the terms of which are as set forth in the Limited Liability Company Agreement attached hereto as Exhibit A (the “LLC Agreement”).

C. The Series A Preferred Units shall be convertible into common membership interest units of Seller (the “Common Units”), pursuant to the terms set forth in the LLC Agreement.

D. As of the date hereof, the Responsible Party owns all of the issued and outstanding Common Units of Seller and all of the issued and outstanding membership interest units of the Company.

E. The Responsible Party is the chief executive officer and sole manager of the Company.

F. At the Closing, the Responsible Party will (i) contribute all of his ownership interests in the Company to Seller, and (ii) contribute all of his ownership interests in Desca Colombia to the E.T.V.E.

G. Promptly after the Closing, the Company will (i) contribute all of its ownership interests in Desca USA and Desca Panama to Seller, and (ii) contribute all of its ownership interests in all of its foreign Subsidiaries (except Desca Panama) to the E.T.V.E.

Operative Terms

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“AAA” has the meaning set forth in Section 10(t)(i).

“Accounting Firm” has the meaning set forth in Section 4(h).

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect Subsidiary or division of the Company; (ii) the issuance, grant, disposition or acquisition of (A) any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect Subsidiary of the Company.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses; provided, however, that the term “Adverse Consequences” shall exclude punitive, special or consequential damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act, 17 C.F.R. 240.12b-2 (2006).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreed Amount” has the meaning set forth in Section 8(f)(iii).

“Agreement” has the meaning set forth in the Preface.

“Alvarado Indemnification Deductible” has the meaning set forth in Section 8(e)(i)(A).

“Alvarado Indemnification Cap” has the meaning set forth in Section 8(e)(i)(B).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bridge Loan” means that certain loan from Purchaser to the Company in the amount of US $5,000,000 pursuant to the terms and conditions of the Credit Agreement.

“Business Day” means any day except a Saturday, Sunday or other day in which federal banking institutions in the United States of America or banking institutions in Miami, Florida are authorized by law or regulation to close.

“Call” has the meaning ascribed to it in the LLC Agreement.

“Call Term” has the meaning ascribed to it in the LLC Agreement.

“Cisco” has the meaning set forth in Section 5(v).

“Cisco Agreement” has the meaning set forth in Section 5(v).

“Cisco Estoppel and Waiver” has the meaning set forth in Section 5(v).

“Claim” has the meaning set forth in Section 8(f).

“Claim Certificate” has the meaning set forth in Section 8(f)(i).

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Payment” has the meaning set forth in Section 2(b)(i).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Recital A.

“Commission Filings” has the meaning set forth in Section 3(b)(xii).

“Common Units” has the meaning set forth in Recital C.

“Company” has the meaning set forth in the Preface.

“Company Indemnified Parties” has the meaning set forth in Section 8(c)(i).

“Company Legal Opinion” has the meaning set forth in Section 8(q).

“Competing Business” has the meaning set forth in Section 4(gg).

“Completed FCPA Matter Form 8-K” has the meaning set forth in Section 7(a)(xx).

“Confidential Information” has the meaning set forth in Section 9(e).

“Contract” means any contract, open order, lease or other agreement (whether written or oral and whether express or implied) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its assets is otherwise legally bound, including without limitation, all distributor, sales representative and dealer agreements, contract manufacturing agreements, other outsourcing agreements, purchase and supply contracts, loan agreements and related agreements and documents, leases, maintenance contracts, license agreements, royalty agreements, works for hire or works made for hire agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete, confidentiality or indemnification agreements by or for the benefit of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

“Credit Agreement” means that certain Credit Agreement of even date herewith by and between the Company and Purchaser.

“Desca Colombia” means Desca Colombia, S.A., a Colombian Sociedad Anonima.

“Desca Costa Rica” means Desca SYS Centroamérica Sociedad Anonima.

“Desca Ecuador” means Desca Ecuador, S.A., an Ecuador Sociedad Anonima.

“Desca Mexico” means Servidesca Mexico, S. de R.L. de C.V.

“Desca Panama” means Desca Panama, Inc., a Panamanian corporation.

“Desca USA” means Desca, Corp., a Florida corporation.

“Desca Venezuela” means Dessarrollo de Soluciones Especificas, C.A. (Desca).

“Disclosure Schedule” has the meaning set forth in Section 4.

“Elandia Shares” has the meaning set forth in LLC Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 5(m).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” means Shutts & Bowen, LLP.

“Escrow Agreement” means the Escrow Agreement by and among Purchaser, the Responsible Party and the Escrow Agent, in the form attached hereto as Exhibit B.

“Escrow Fund” has the meaning set forth in Section 6(j).

“Escrow Payments” has the meaning set forth in Section 2(b)(ii).

“Escrowed Units” has the meaning set forth in Section 5(p).

“E.T.V.E.” has the meaning set forth in Section 6(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family” means (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“FCPA” has the meaning set forth in Section 7(a)(xx).

“FCPA Matter” has the meaning set forth in Section 7(a)(xx).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Decision” has the meaning set forth in Section 8(f)(v).

“Financial Statements” has the meaning set forth in Section 4(g).

“FCPA Material Adverse Effect” has the meaning set forth in Section 7(b)(x).

“FCPA Matter Claims” has the meaning set forth in Section 7(c)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Guarino Stock Purchase Agreement” has the meaning set forth in Section 2(e).

“Improvements” has the meaning set forth in Section 4(n)(iv).

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Intellectual Property” means:

(i) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application;

(ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction;

(iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works, firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction;

(iv) trade secret and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise; and

(v) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

“Knowledge” means the actual knowledge of the Person in question after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“LLC Agreement” has the meaning set forth in Recital B.

Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company and its Subsidiaries, taken as a whole, or to the ability of Seller or the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company or any of its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities (other than the current hostilities in Iraq and Afghanistan), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in GAAP, and (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

“Material Contract” means (i) any Contract which represents five percent (5%) or more of revenue on a per country basis (whether fixed, contingent or otherwise) to the Company or its Subsidiaries, or (ii) any Contract which represents five percent (5%) or more of the total assets on a per country basis (whether fixed, contingent or otherwise) of the Subsidiary located in such country, or (iii) any Contract between the Company or its Subsidiaries and an Affiliate.

“Material Customers” has the meaning set forth in Section 4(ee)(i).

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 1% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 1% of the outstanding equity securities or equity securities in a Person.

“Material Suppliers” has the meaning set forth in Section 4(ee)(ii).

“Maturity Date” has the meaning set forth in the Credit Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g).

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g).

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“No Election Notice” has the meaning set forth in Section 7(c)(iii).

“Non-Compete Agreement” has the meaning set forth in Section 5(n).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.

“Party” or “Parties” has the meaning set forth in the Preface.

“PCAOB” means the Public Company Accounting Oversight Board.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4(l).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Primary Company Documents” has the meaning set forth in Section 4(a).

“Principal Executive Officer” and “Principal Financial Officer” shall have the meanings ascribed to such terms in SOX.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 2(b).

“Purchaser” has the meaning set forth in the Preface.

“Purchaser Election Period” has the meaning set forth in Section 7(c)(i).

“Purchaser Financials” has the meaning set forth in Section 3(b)(xiii).

“Purchaser Indemnification Deductible” has the meaning set forth in Section 8(e)(ii)(A).

“Purchaser Indemnification Cap” has the meaning set forth in Section 8(e)(ii)(B).

“Purchaser Indemnified Parties” has the meaning set forth in Section 8(b).

“Purchaser Irrevocable Cash Election” has the meaning set forth in Section 7(c)(i).

“Purchaser Irrevocable Cash Election Notice” has the meaning set forth in Section 7(c)(i).

“Purchaser Material Adverse Effect” or “Purchaser Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Purchaser and its Subsidiaries, taken as a whole, or to the ability of the Purchaser to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other parties hereto have knowledge of such effect or change on the date hereof).

“Purchaser ROFR” has the meaning set forth in Section 9(c)(i).

“Purchaser ROFR Exercise Notice” has the meaning set forth in Section 9(c)(ii).

“Purchaser ROFR Notice” has the meaning set forth in Section 9(c)(ii).

“Purchaser ROFR Period” means the period commencing on December 15, 2007 and ending on December 14, 2008.

“Put” has the meaning ascribed to it in the LLC Agreement.

“Put/Call Consideration” has the meaning set forth in Section 6(j).

“Put Term” has the meaning ascribed to it in the LLC Agreement.

“Real Property” has the meaning set forth in Section 4(n)(iii).

“Real Property Permits” has the meaning set forth in Section 4(n)(v).

“Regulation D” has the meaning set forth in Recital A.

“Released Parties” has the meaning set forth in Section 6(k)(i).

“Releasor” has the meaning set forth in Section 6(k)(i).

“Related Person” means, (i) with respect to a particular individual, (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (ii) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

“Related Proceeding” has the meaning set forth in Section 10(p).

“Representatives” means, (i) as it relates to the Company, (A) the Company’s officers, managers, members, employees, Affiliates, attorneys, advisors, accountants, agents and representatives, and (B) the officers, directors, managers, shareholders, members, employees, affiliates, attorneys, advisors, accountants, agents and representatives of the Company’s Subsidiaries, and (ii) as it relates to the Responsible Party, his Family, employees, Affiliates, attorneys, advisors, accountants, agents and representatives.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Required Payment” has the meaning set forth in Section 8(g)(i).

“Responsible Party” has the meaning set forth in the Preface.

“Responsible Party MAE Notice” has the meaning set forth in Section 7(c)(i).

“Rule 144” has the meaning set forth in Section 3(b)(iv).

“Securities” means the Series A Preferred Units or the Common Units issuable upon conversion thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preface.

“Series A Preferred Units” has the meaning set forth in Recital B.

“SIBL” has the meaning set forth in Section 7(a)(xxi).

“SIBL Financing” has the meaning set forth in Section 7(a)(xxi).

“Stanford” has the meaning set forth in Schedule 3(b)(xi) hereto.

“Stanford Panama Segregated Account” means that certain account of Seller into which funds shall be deposited by Purchaser to fund an acquisition pool as set forth in Section 2(e).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4(dd).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d)(i).

“Treasury Regulations” shall mean the treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Updated Company Financials” has the meaning set forth in Section 5(xi).

“WARN Act” has the meaning set forth in Section 4(y)(iii).

Section 2. Purchase and Sale; Use of Proceeds.

(a) Purchase of Series A Preferred Units. Subject to the terms and conditions in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to issue and sell to Purchaser an aggregate of 7,000,000 newly issued Series A Preferred Units in such amounts and for the consideration set forth in Section 2(b) below.

(b) Amount of Series A Preferred Units Purchased; Purchase Price. Purchaser shall purchase, and Seller shall sell, 7,000,000 Series A Preferred Units, which comprises 70.00% of the total issued and outstanding units of Seller, for the purchase price of US $26,000,000 (“Purchase Price”), payable at the Closing as follows:

(i) $14,000,000 payable to Seller by wire transfer of immediately available funds (the “Closing Payment”); and

(ii) $12,000,000 payable by wire transfer of immediately available funds (the “Escrow Payment”) to the Stanford Panama Segregated Account, which shall be released only upon the approval and signature of the chief executive officer of Purchaser, the chief financial officer of Purchaser and the Responsible Party.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser’s counsel, Carlton Fields, P.A., 100 Southeast Second Street, Suite 4000, Miami, Florida, 33131, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such date as Purchaser and the Company may mutually determine (the “Closing Date”).

(d) Deliveries at Closing. At the Closing, (i) Seller will deliver to Purchaser (A) a membership certificate evidencing the 7,000,000 Series A Preferred Units, and (B) the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Purchaser will deliver to Seller (A) the Closing Payment in the manner required under Section 2(b)(i) above, (B) the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Purchaser will pay the Escrow Payment as provided in Section 2(b)(ii) above, and (iv) the Responsible Party will deliver to the Escrow Agent a unit certificate representing his 3,000,000 Common Units.

(e) Use of Proceeds. Seller shall use the proceeds from the sale of the Series A Preferred Units as follows: (i) $4,500,000 to redeem, pursuant to the terms of the LLC Agreement, 1,274,788 Common Units held in the name of the Responsible Party, (ii) $500,000 to purchase 100% of the shares of common stock in Desca USA held in the name of Gerardo Guarino pursuant to the terms and conditions contained in a stock purchase agreement mutually agreeable to the parties thereto (the “Guarino Stock Purchase Agreement”), (iii) $12,000,000 to fund an acquisition pool, which amount shall be held in the Stanford Panama Segregated Account and which shall be released only upon the approval and signature of the chief executive officer of Purchaser, the chief financial officer of Purchaser and the Responsible Party, and (iv) the remaining $9,000,000 for Seller’s capital expenditures and general working capital needs, as approved by the board of managers of Seller.

(f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Company and the Subsidiaries for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2(f). Purchaser and Seller and their Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Section 3. Representations and Warranties Concerning Transaction.

(a) The Responsible Party’s Representations and Warranties. The Responsible Party represents and warrants to Purchaser that the following statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto:

(i) Authorization of Transaction. The Responsible Party has full legal capacity and is competent to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Responsible Party, enforceable in accordance with its terms and conditions (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). The Responsible Party does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Responsible Party is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any Material Contract to which the Responsible Party is a party or by which he is bound or to which any of his assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Series A Preferred Units.

(iii) Preferred Units. Other than as contemplated to be issued to Purchaser hereunder, there are no outstanding Series A Preferred Units.

(iv) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Responsible Party, currently threatened against the Company that questions the validity of the Primary Company Documents or the right of the Company or the Responsible Party to enter into any such agreements or to consummate the transactions contemplated hereby and thereby, nor, to the Knowledge of the Responsible Party, is there any Basis for the foregoing.

(v) Brokers’ Fees. The Responsible Party has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(b) Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, the Company and the Responsible Party that the following statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto:

(i) Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii) Qualified Investor. Purchaser is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able to afford the entire loss of its investment in the Series A Preferred Units, and (iii) an “accredited investor” as defined in Rule 501(a) of Regulation D and knows of no reason to anticipate any material change in its financial condition for the foreseeable future.

(iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or any of its Subsidiaries is subject or any provision of its certificate of incorporation, bylaws, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any material contract to which Purchaser or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except for Stanford, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iv) Restricted Securities. Purchaser acknowledges that the securities of Seller are “restricted securities” as defined in Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”). All subsequent offers and sales by Purchaser of the Series A Preferred Units, and the Common Units issuable upon conversion of the Series A Preferred Units, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

(v) No Other Representations or Reliance. Neither the Seller, the Company nor the Responsible Party, nor any of their agents, employees or attorneys, has made any representations or warranties relating to the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein, and Purchaser has not relied on any other promise, projection or statement in making its decision to enter into this Agreement and complete the transactions contemplated in this Agreement.

(vi) Reliance on Representations for Securities Registration Exemption Purposes. Purchaser understands that the Series A Preferred Units are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that Seller is relying upon the truthfulness and accuracy of Purchaser’s representations and warranties, and Purchaser’s compliance with its covenants and agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Series A Preferred Units.

(vii) Access to Information. Purchaser (i) has been provided with sufficient information with respect to the business of the Company and its Subsidiaries for Purchaser to determine the suitability of making an investment in the Company and such documents relating to the Company and its Subsidiaries as Purchaser has requested and Purchaser has carefully reviewed the same, (ii) has been provided with such additional information with respect to the Company and its Subsidiaries and its business and financial condition as Purchaser, or Purchaser’s agent or attorney, has requested, and (iii) has had access to management of the Company and its Subsidiaries and the opportunity to discuss the information provided by management of the Company and any questions that Purchaser had with respect thereto have been answered to the full satisfaction of Purchaser.

(viii) Legality. Purchaser has the requisite corporate power and authority to enter into this Agreement.

(ix) Authorization. This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser, and such agreements, when executed and delivered by each of the Parties will each be a valid and binding agreement of Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and to general principles of equity.

(x) Investment. Purchaser is acquiring the Series A Preferred Units for investment for Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Series A Preferred Units. Purchaser is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the Series A Preferred Units will bear restrictive legends.

(xi) Brokers’ Fees. Except for a fee payable to Stanford Group Company, or any of its Affiliates (“Stanford”), which fee will be paid by Purchaser, Purchaser has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(xii) Commission Filings. Purchaser has made all filings with the Commission (the “Commission Filings”) that it has been required to make under the Securities Act and the Exchange Act. As of their respective filing dates, the Commission Filings already filed by Purchaser or to be filed by Purchaser after the date hereof complied, or as to the filings to be made after the date hereof will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, as the case may be, and none of the Commission Filings contained or will contain any untrue statement of a material fact or omitted or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such filings have been all prior to the date of this Agreement corrected, updated or superseded by a document subsequently filed with the Commission.

(xiii) Financial Statements. The financial statements and related notes thereto contained in the Commission Filings (the “Purchaser Financials”) are correct and complete in all material respects, comply in all material respects with the Exchange Act, and the rules and regulations of the Commission promulgated thereunder and have been prepared in accordance with GAAP. The Purchaser Financials present fairly and accurately the consolidated financial condition and operating results of Purchaser and its Subsidiaries in all material respects as of the dates and during the periods indicated therein and are consistent with the books and records of Purchaser. Except as set forth in the Purchaser Financials, Purchaser and its Subsidiaries have no material liabilities, contingent or otherwise.

(xiv) Capitalization. On the date hereof, the authorized capital of Purchaser consists of: (i) 50,000,000 shares of common stock, par value $0.00001 per share, of which 13,516,313 shares are issued and outstanding; (ii) 35,000,000 shares of preferred stock, par value $0.00001 per share, of which – 0 – shares of Series A Preferred Stock are issued and outstanding and – 0 – shares of Series B Preferred Stock are outstanding; (iii) 2,606,700 shares of common stock reserved for issuance upon exercise of options under Purchaser’s 2007 Stock Option and Incentive Plan; and (iv) 2,098,000 shares of common sock underlying currently exercisable warrants. In addition, Purchaser is the maker of convertible promissory notes which may be converted at any time, at the option of the holder thereof, into 6,013,000 shares of Series A Preferred Stock which are ultimately convertible into that same amount of shares of common stock, subject to adjustment as provided in the Certificate of Designation of the Series A Preferred Stock. The Commission Filings accurately disclose the outstanding capital stock of Purchaser and all outstanding options, warrants, notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of the common stock or other equity interests in Purchaser upon conversion or exercise, setting forth for each such holder the type of security, number of equity shares covered thereunder, the exercise or conversion price thereof, the vesting schedule thereof (if any), and the issuance date and expiration date thereof. Other than as disclosed in the Commission Filings, there are no outstanding rights, agreements, arrangements or understandings to which Purchaser is a party (written or oral) which would obligate Purchaser to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the Commission. Other than as disclosed in the Commission Filings, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of Purchaser, including without limitation any voting trust agreement or proxy. The Commission Filings accurately disclose all the shares subject to “lock-up” or similar agreements or arrangements by which any equity shares are subject to resale restrictions. Except as set forth in the Commission Filings, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of Purchaser or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(xv) No Material Adverse Change. Except for the FCPA Matter, since the most recent Commission Filing, there has not been any Purchaser Material Adverse Change.

(xvi) Legal Compliance. Except as disclosed in the Commission Filings and for the FCPA Matter, Purchaser and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not result in a Purchaser Material Adverse Effect.

(xvii) Litigation. Except as disclosed in the Commission Filings, there is no action, suit, proceeding, inquiry or investigation before or by any court, governmental authority, commission, board, bureau, agency or instrumentality or any other person, public board or body pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or its Subsidiaries or to which Purchaser or its Subsidiaries is a party or of which Purchaser is otherwise aware, wherein an unfavorable decision, ruling or finding would have a Purchaser Material Adverse Effect. Except as disclosed in the Commission Filings, there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Purchaser or its Subsidiaries is a party or by which any of them or any of their properties is bound that have a Purchaser Material Adverse Effect.

(xviii) Taxes. Purchaser and its Subsidiaries have filed all Tax Returns that they are required to file under applicable laws and regulations, and have paid all income Taxes shown thereon as owing, except where the failure to file income Tax

Returns or to pay income Taxes would not have a material adverse effect on Purchaser. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Purchaser is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file Tax Returns that Purchaser or its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Purchaser and its Subsidiaries.

(xix) Employee Benefits. Except for Latin Node, Inc. and AST Telecom, LLC, neither Purchaser nor any of its Subsidiaries has any Employee Benefit Plans.

Section 4. Representations and Warranties Concerning Seller, the Company and its Subsidiaries. Each of Seller, the Company and the Responsible Party, jointly and severally, represent and warrant to Purchaser that the following statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Company to Purchaser on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization, Qualification, and Power and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Subsidiaries are the types of entities organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or organization as set forth on Section 4(f) of the Disclosure Schedule. Each of Seller, the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Seller, the Company and its Subsidiaries has full power and authority and all licenses, permits, and authorizations necessary to carry on the business which it conducts and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the managers, directors and/or officers, as the case may be, of each of Seller, the Company and its Subsidiaries. The Company has delivered to Purchaser a correct and complete copy of the Company’s certificate of formation and limited liability company agreement and the organizational documents for each of the Subsidiaries (as amended to date). The minute books (containing the records of meetings of the members, the managers, and any committees of the managers) and the membership certificate book for each of the Company and its Subsidiaries are correct and complete and have been maintained in accordance with sound corporate practices. Neither Seller, nor the

Company nor any of its Subsidiaries is in default under or in violation of any provision of its organizational documents, bylaws or limited liability company agreements, as the case may be. This Agreement, the LLC Agreement, the Employment Agreement, the Non-Compete Agreement, and the Escrow Agreement (collectively, the “Primary Company Documents”), and the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller and the Company. The Primary Company Documents will be duly executed and delivered by Seller and, when executed and delivered by Seller, each of the Primary Company Documents will be a valid and binding obligation of Seller, enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(b) Capitalization.

(i) On the date hereof, the authorized membership interest units of the Company consists of 100 Common Units, of which 100 units are issued and outstanding. All of the issued and outstanding units have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Responsible Party. There are no outstanding rights, agreements, arrangements or understandings to which the Company is a party (written or oral) which would obligate the Company to issue any equity interest, option, warrant, convertible note, or other types of securities. There is no obligation by the Company to register any units in a registration statement filed with the Commission. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, distribution rights or transferability of units with respect to any voting units of the Company, including, without limitation, any voting trust agreement or proxy. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire for value any outstanding units or other ownership interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities.

(ii) On the date hereof, the authorized membership interest units of Seller consists of (i) 25,000,000 Common Units, of which 4,274,788 Common Units are issued to the Responsible Party, and (ii) 15,000,000 Preferred Units, of which 7,000,000 shall be designated as Series A Convertible Preferred Units. After the partial redemption of the Responsible Party’s Common Units under the LLC Agreement, 3,000,000 Common Units will be held in the name of the Responsible Party and 7,000,000 Series A Preferred Units will have been issued to Purchaser. There are no outstanding rights, agreements, arrangements or understandings to which Seller is a party (written or oral) which would obligate Seller to issue any equity interest, option, warrant, convertible note, or other types of securities. There is no obligation by Seller to register any units in a registration statement filed with the Commission. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, distribution rights or transferability of units with respect to any voting units of Seller, including, without limitation, any voting trust agreement or proxy. There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire for value any outstanding units or other ownership interests of Seller or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no anti-dilution or price adjustment provisions regarding any security issued by Seller (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities.

(iii) The Series A Preferred Units, and the Common Units issuable upon conversion of the Series A Preferred Units, shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being a holder thereof.

(iv) Seller shall have available a sufficient number of authorized and unissued Common Units as may be necessary to effect conversion of the Series A Preferred Units. Each of Seller and the Responsible Party understands and acknowledges the dilutive effect to the Common Units after the issuance of Common Units upon the conversion of the Series A Preferred Units. Seller further acknowledges that its obligation to issue Common Units upon conversion of the Series A Preferred Units is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other members Seller.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller, the Company or its Subsidiaries is subject or any provision of its certificate of formation, limited liability company agreement, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any Contract to which any of Seller, the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Seller, nor the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Neither Seller, nor the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the respective properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares for each class of its capital stock or its equity interests, (iii) the number of issued and outstanding shares of each class of its capital stock or its equity interests, the names of the holders thereof, and the number of shares or other equity interest held by each such holder, and (iv) the number of shares of its capital stock or equity interest held in treasury. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Section 4(f) of the Disclosure Schedule, the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock or equity interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth on Section 4(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2004 for the Company and its Subsidiaries; (ii) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2005 for the Company and its Subsidiaries, (iii) audited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2006 for the Company and its Subsidiaries (the “Most Recent Fiscal Year End”) with the unqualified report thereon of the Accounting Firm; and (iv) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2007 for the Company and its Subsidiaries (the “Most Recent Fiscal Month End”). To the extent available, the Company has furnished, and will provide Purchaser with all management letters of the Company’s outside independent certified public accountants relating to audits performed in connection with the Financial Statements, including the Accounting Firm. Each of the Financial Statements, including, in each case, any related notes: (i) is true, complete, and correct as of its respective date, (ii) is in accordance with and supported by and consistent with the books and records of the Company and its Subsidiaries, including, without limitation, a general ledger and detailed trial balances, which books and records have been made available to Purchaser, are correct and complete, in all material respects, and have been maintained in accordance with the Company’s and its Subsidiaries’ past practices, (iii) has been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto), and (iv) presents fairly the consolidated financial position and the consolidated results of operations, changes in members’ equity, and statements of cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated subject, in the case of interim financial statements, to normal year-end adjustments.

(h) Independent Accountants. To the Company’s Knowledge, Grant Thornton LLP (the “Accounting Firm”), which has audited the Company’s Financial Statements for the fiscal year ended December 31, 2006, are “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X, as promulgated under the Securities Act.

(i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth in Section 4(i) of the Disclosure Schedule, since that date:

(i) Neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(iii) No Person (including the Company and its Subsidiaries) has accelerated, terminated, modified, or cancelled any Material Contract;

(iv) Neither the Company nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

(v) Neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the Ordinary Course of Business;

(vi) Neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(vii) Neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(viii) Neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness (except for accounts receivable or other indebtedness not exceeding $50,000 individually or $100,000 in the aggregate);

(x) Neither the Company nor any of its Subsidiaries has written down the value of any inventory, except for write-downs in the Ordinary Course of Business, none of which is material;

(xi) Neither the Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(xii) Neither the Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except for sales of software to customers in the Ordinary Course of Business;

(xiii) There has been no change made or authorized in the operating agreement, the certificate of formation or any other document governing the organization or operations of the Company or any of its Subsidiaries;

(xiv) Neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its membership or equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership or equity interests;

(xv) Neither the Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its membership or equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership or equity interests;

(xvi) Neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $100,000 in the aggregate;

(xvii) Neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its managers, members, officers, and employees outside the Ordinary Course of Business;

(xviii) Neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except for any Contract listed in Section 4(q) of the Disclosure Schedule;

(xix) Neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(xx) Neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xxi) Neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

(xxii) Neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxiii) There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries;

(xxiv) Neither the Company nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxv) Neither the Company nor any of its Subsidiaries has made any loans or advances of money;

(xxvi) Neither the Company nor any of its Subsidiaries has guarantied the obligations (financial or otherwise) of any third party;

(xxvii) Neither the Company nor any of its Subsidiaries has disclosed any Confidential Information nor does the Company or any of its Subsidiaries have Knowledge of the disclosure of Confidential Information by any of its officers, managers or employees; and

(xxviii) Neither the Company nor any of its Subsidiaries has committed to any of the foregoing.

(j) Undisclosed Liabilities. Except as set forth in Section 4(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities (and, to the Company’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(k) Legal Compliance. The Company and its Subsidiaries have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Company or its Subsidiaries.

(l) Permits. The Company and its Subsidiaries have all permits, licenses and any similar authority necessary for the conduct of their respective businesses as now conducted and as presently proposed to be conducted, except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect on the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default in any respect under any of such permits, licenses or similar authority, except for such defaults that would not have a Material Adverse Effect on the Company or its Subsidiaries. Each of the Company and its Subsidiaries currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of governmental bodies or other Persons necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”), except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect on the Company or its Subsidiaries. Each such Permit is valid and in good standing with the issuer of the Permit and is not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (A) neither the Company nor any of its Subsidiaries has received any written notice from any governmental body revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (B) each of the Company and its Subsidiaries is in material compliance with the requirements of all Permits.

(m) Tax Matters. Except as set forth in Section 4(m) of the Disclosure Schedule:

(i) The Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations and have reported all of their net income, if any, including their applicable portion of rebates paid to the Company by Cisco, on their Tax Returns. The Responsible Party has reported all of the net income, if any, of the Company on his Tax Returns through December 31, 2006. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(ii) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) Neither the Responsible Party nor any manager or officer (or employee responsible for Tax matters) of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company and its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. The Company has delivered to Purchaser correct and complete copies of all income Tax Returns of the Company and its Subsidiaries, including all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, filed or received since December 31, 2004, and none of such Tax Returns have been audited or are currently the subject of an audit.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Intentionally Omitted.

(vii) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses (as that term is used in GAAP) outside the Ordinary Course of Business.

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(ix) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has not had its membership or equity interests or any portion thereof distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Real Property.

(i) Neither the Company nor any of its Subsidiaries has any Owned Real Property.

(ii) Section 4(n)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Company and its Subsidiaries have delivered to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(n)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither the Company nor any of its Subsidiaries, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries;

(H) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in Section 4(n)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprises all of the real property used or intended to be used in, or otherwise related to, the Company’s and its Subsidiaries’ business; and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, and fixtures included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s and its Subsidiaries’ business.

(v) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Company’s or its Subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action. No disclosure, filing or other action by the Company or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated hereby as it relates to the Real Property Permits.

(o) Intellectual Property.

(i) The Company and its Subsidiaries own or possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no director or officer (or employee with responsibility for Intellectual Property matters) of the Company or any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or any of its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries.

(iii) Section 4(o)(iii) of the Disclosure Schedule identifies each patent and/or registration that has been issued to the Company or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application and/or application for registration that the Company or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that the Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(o)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by the Company or any of its Subsidiaries in connection with their respective businesses. With respect to each item of Intellectual Property required to be identified in Section 4(o)(iii) of the Disclosure Schedule:

(A) the Company and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or its Subsidiaries, including without limitation, a failure by the Company or its Subsidiaries to pay any required maintenance fees).

(iv) Section 4(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(o)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or its Subsidiaries, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H) neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Company or its Subsidiaries: (A) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of the Company and its Subsidiaries, the owners of any of the Intellectual Property licensed to the Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(vii) The Company and its Subsidiaries have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Company shall take all steps necessary to ensure such continued compliance.

(p) Tangible Assets. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(q) Contracts. Section 4(q) of the Disclosure Schedule lists the following contracts and other agreements to which the Company or any of its Subsidiaries is a party:

(i) any agreement with a state, federal or foreign government or any governmental agency thereof;

(ii) any agreement concerning a partnership or joint venture;

(iii) any Material Contract;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $50,000 or, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any confidentiality, non-solicitation or non-competition agreement;

(vi) any agreement with the Responsible Party or any Person related to the foregoing;

(vii) any profit sharing, stock or unit option, stock or unit purchase, stock or membership interest appreciation right, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former managers, directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing material severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000;

(xiv) any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $250,000; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

The Company has delivered to Purchaser a correct and complete copy of each written agreement (as amended to date) listed in Section 4(q) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, unless otherwise amended at the Closing; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(r) Accounts Receivable and other Indebtedness. All accounts receivable and other indebtedness of the Company and its Subsidiaries are reflected properly in the Company’s and its Subsidiaries’ books and records. All accounts receivable have been incurred in the Ordinary Course of Business and represent the valid and enforceable obligations of the debtors subject to no setoffs or counterclaims. All such accounts receivable are current and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries, and which such reserve is adequate for the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted.

(s) Inventory. Section 4(s) of the Disclosure Schedule sets forth a true and complete list of all of the inventory of the Company and its Subsidiaries as of the date of this Agreement. The inventory of the Company and its Subsidiaries consists only of items usable and salable in the Ordinary Course of Business, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. The value of the inventory is based on quantities determined by physical count or measurement, and has been determined at the lower of cost or current replacement cost.

(t) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

(u) Insurance. Section 4(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, nor any of its Subsidiaries, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

(v) Litigation. Section 4(v) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(v) of the Disclosure Schedule could result in any Material Adverse Change. None of the managers, directors and officers (and employees with responsibility for litigation matters) of the Company or any of its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or any of its Subsidiaries or that there is any Basis for the foregoing.

(w) Product Warranty. Each product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, except where the failure to conform would not have a Material Adverse Effect on the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action or proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Section 4(w) of the Disclosure Schedule includes copies of the standard terms and conditions of sale, lease or license for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4(w) of the Disclosure Schedule.

(x) Product Standards. The products offered for sale by the Company and its Subsidiaries are fully compliant with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications described in Section 4(x) of the Disclosure Schedule, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries. There is no action, suit, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened, by any governmental authority or other Person, that has resulted or could reasonably be expected to result in any of the products of the Company or any of its Subsidiaries being determined not to comply with any of such laws, standards or certifications or in the revocation, material modification or termination of any of the certifications described in Section 4(x) of the Disclosure Schedule. None of the products of the Company or any of its Subsidiaries is or, has been recalled, withdrawn, suspended or discontinued or considered for recall, withdrawal, suspension or discontinuation other than for commercial or other business reasons unrelated to the failure of such products to comply with applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise).

(y) Employees.

(i) With respect to the business of the Company and its Subsidiaries:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(C) no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened;

(E) there is no workers’ compensation liability or matter that could have a Material Adverse Effect;

(F) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or their respective officers or managers) of any law, regulation or contract;

(G) to the Knowledge of the Company, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (F) above;

(H) each Subsidiary is in compliance with non-U.S. labor laws applicable to it, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries; and

(I) each of the Company and its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws, rules, directives and regulations relating to the employment authorization of their respective employees, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has employed nor is any such entity currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a) and under the laws of each country in which the Subsidiaries operate).

(ii) There are no (A) employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, (B) employment contracts or severance agreements containing provisions that would become operative upon a change of ownership or control of the Company or any of its Subsidiaries, or (C) written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Purchaser.

(z) Employee Benefits.

(i) Section 4(z) of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, including such laws in the countries of each Subsidiary’s operations.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Code and all applicable laws to each such Employee Benefit Plan that is an Employee Pension Benefit Plan or similar vehicle in the countries of each Subsidiary’s operations and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or vehicle or accrued in accordance with the past custom and practice of the Company and reflected on the Most Recent Balance. Such accruals are adequate for the for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. To the Company’s Knowledge, there is no Basis for any such action, suit, proceeding, hearing, or investigation.

(F) The Company has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that any of the Company, its Subsidiaries or any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability:

(A) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened. The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and non-vested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(B) Neither the Company nor any of its Subsidiaries has incurred, and neither any of the managers, directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company or any of its Subsidiaries will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iii) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(iv) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(aa) Guaranties. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(bb) Environmental, Health, and Safety Matters.

(i) Each of the Company, its Subsidiaries and their respective predecessors and their Affiliates, if any, have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries and their predecessors and their Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their respective businesses; and a list of all such permits, licenses and other authorizations is set forth on Section 4(bb) of the Disclosure Schedule.

(iii) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) To the Company’s Knowledge, none of the following exists at the Real Property: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(v) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has assumed, or otherwise become subject to, any Liability, including, without limitation, any obligation for corrective or remedial action of any other Person relating to Environmental, Health, and Safety Requirements.

(vii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(viii) The Company has furnished to Purchaser all environmental audits, reports and other material environmental documents relating to the Company’s, its Subsidiaries’ or their respective predecessors’ or Affiliates’ past or current properties, facilities, operations or the Real Property that are in their possession or under their control.

(cc) Indebtedness to Officers, Directors, Managers and Equity Holders. Neither the Company nor any of its Subsidiaries is indebted to any of the Company’s or its Subsidiaries’ equity holders, officers, directors or managers, or their respective Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable).

(dd) Business Continuity. Without limiting the generality of the foregoing, none of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of their respective businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries.

(ee) Customers and Suppliers.

(i) Section 4(ee)(i) of the Disclosure Schedule contains a complete and accurate list of each customer of the Company (on a consolidated basis) that accounted for more than five percent (5%) of revenue on a per country basis of the Subsidiary operating in such country in each of the last two (2) fiscal years of the Company and in the last fiscal period included in the Financial Statements, and sets forth the total revenues derived from each such customer during each of such fiscal periods (such customers being called “Material Customers”).

(ii) Section 4(ee)(ii) of the Disclosure Schedule contains a complete and accurate list of each supplier to the Company (on a consolidated basis) to whom the Company or its Subsidiaries paid an amount equal to or greater than five percent (5%) of the total revenues on a per country basis of the Subsidiary operating in such country in each of the last two (2) fiscal years of the Company and in the last fiscal period included in the Financial Statements, and sets forth the total amount paid to each such supplier during each of such fiscal periods (such suppliers being called “Material Suppliers”).

(iii) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has suffered any adverse change in the relationship with any of its Material Customers or Material Suppliers. None of the Company or any of its Subsidiaries is involved in any controversy with any of its Material Customers or Material Suppliers. Neither the Company nor any of its Subsidiaries has been advised by any Material Customer or Material Supplier that such customer or supplier was or is intending to terminate or materially reduce its relationship with either of the Company or any of its Subsidiaries or would not continue to purchase or supply, as the case may be, goods and services from or to either of the Company or any of its Subsidiaries for future periods.

(ff) Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any of its Subsidiaries has offered or given, and the Company is not aware of any Person that has offered or given, on the Company’s or Subsidiaries’ behalf, anything of value to, in violation of any law, including the Foreign Corrupt Practices Act of 1977, as amended: (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to the Company or any of its Subsidiaries).

(gg) Relationships with Related Persons. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or principal equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or any of its Subsidiaries. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of the any of the foregoing is, or has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the merchandise or services of such company (a “Competing Business”) in any market presently served by such company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing is a party to any contract with, or has claim or right against, the Company.

(hh) Private Offering. Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 3(b) hereof, (i) the offer, sale and issuance of the Series A Preferred Units and (ii) the issuance of Common Units pursuant to the conversion of the Series A Preferred Units into Common Units, are exempt from the registration requirements of the Securities Act and any applicable state securities laws and are in compliance with all federal and state securities laws and regulations. Seller agrees that neither Seller nor anyone acting on its behalf will offer any of the Series A Preferred Units, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. Seller has not offered or sold the Series A Preferred Units by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including but not limited to satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third-party consents, if any, referred to in Section 3(a)(ii), Section 4(c) and Section 5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a), Section 4(c) above and Section 5(b) of the Disclosure Schedule.

(c) Operation of Business. Neither Seller nor the Company will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Purchaser. Without limiting the generality of the foregoing, neither Seller nor the Company will (i) declare, set aside, or pay any dividend or make any distribution with respect to Seller’s, the Company’s or any of its Subsidiaries’ membership or equity interests or redeem, purchase, or otherwise acquire any of its membership or equity interests, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the kind described in Section 4(i) above.

(d) Preservation of Business. The Company will keep its and its Subsidiaries’ businesses and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access; Delivery of Company Information. Pending the Closing Date, each of the Company and the Responsible Party shall:

(i) Ensure that Purchaser and its representatives are given reasonable access during normal business hours to all of the employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records of the Company and its Subsidiaries and that Purchaser and its representatives are furnished with such information concerning the Company and its Subsidiaries as Purchaser may reasonably require; and

(ii) From time to time, furnish to Purchaser such additional information (financial or otherwise) concerning the Company and its Subsidiaries as Purchaser may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Company).

(f) Notice of Developments. The Company will give prompt written notice to Purchaser of any material adverse development causing a breach of any of the representations and warranties contained in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties contained in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that if a Party discloses a material adverse development causing a breach of its representations and warranties in Section 3 or 4 above, and such material adverse development occurred after the date of this Agreement but prior to Closing, the other Party’s or Parties’ remedies for such breach shall be to either: (i) terminate this Agreement pursuant to Section 9, or (ii) waive the breach and proceed to close; after such a disclosure, the non-breaching Party or Parties many not close and then sue the breaching party for indemnification after Closing.

(g) Exclusivity. Neither Seller, the Company nor the Responsible Party will (and the Responsible Party and the Company will not cause or permit any of its Subsidiaries or Representatives to) (i) solicit, initiate, encourage or facilitate the initiation, submission, making or announcement of any expression of interest, inquiry, proposal or offer from or by any Person (other than Purchaser) relating to a possible Acquisition Transaction, (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or (iii) entertain, consider or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. The Responsible Party will not vote his units in favor of any Acquisition Transaction (other than as contemplated by this Agreement). Each of the Responsible Party and the Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Purchaser) relating to a possible Acquisition Transaction, and shall promptly provide the Purchaser with the identity of the Person and an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Responsible Party and the Company or by any of the Responsible Party’s or the Company’s respective Representatives from any Person (other than Purchaser). This Section 5(g) shall terminate and be of no further force and effect upon the termination of this Agreement.

(h) Maintenance of Real Property. The Company and its Subsidiaries will maintain the Real Property in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Purchaser.

(i) Leases. Neither the Company nor any of its Subsidiaries will cause or permit any of the Company’s or Subsidiaries’ Leases to be amended, modified, extended, renewed or terminated, nor shall the Company or any of its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Purchaser.

(j) Tax Matters. Without the prior written consent of Purchaser, neither Seller, the Company nor any Subsidiary shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller, the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Seller, the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Seller, the Company or any of its Subsidiaries existing on the Closing Date.

(k) Reservation of Common Units. Seller will at all times have authorized and reserved for the purpose of issuance a sufficient number of Common Units to provide for the conversion of the Series A Preferred Units.

(l) LLC Agreement. On the Closing Date, Seller, the Responsible Party and Purchaser shall execute the LLC Agreement.

(m) Employment Agreement. On the Closing Date, Seller and the Responsible Party shall execute an employment agreement in the form attached hereto as Exhibit D (the “Employment Agreement”).

(n) Non-Compete and Non-Solicitation Agreement. On the Closing Date, Seller and the Responsible Party shall execute a non-compete and non-solicitation agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement”).

(o) Intentionally Omitted.

(p) Escrow Agreement. At the Closing, (i) Seller, the Responsible Party and Purchaser shall execute the Escrow Agreement, and (ii) the Responsible Party shall deposit all of his Common Units with the Escrow Agent to held pursuant to the terms of the Escrow Agreement (collectively, the “Escrowed Units”).

(q) Opinion of Counsel of the Company. Purchaser shall have received from Shutts & Bowen, LLP, counsel to the Company, an opinion dated the Closing Date, in the form attached hereto as Exhibit G (“Company Legal Opinion”).

(r) Opinion of Counsel of the Subsidiaries. Purchaser shall have received from each in-country counsel to the Company’s Subsidiaries, an opinion dated the Closing Date, in the form and substance acceptable to Purchaser.

(s) Purchaser Stock Options. Purchaser shall reserve 400,000 shares of its common stock under Purchaser’s stock option plan for the purpose of granting stock options to Seller’s employees in such amounts and upon such terms as determined by Purchaser’s compensation committee, in its sole and absolute discretion.

(t) Magna Consult. The Company, as well as some of its Subsidiaries, Affiliates and officers, owns a minority interest in Magna Consult, a Venezuela-based IT consulting company. Prior to the Closing, Seller board of managers shall agree to a schedule of payments under the Company’s consulting agreement with Magna Consult. Any extension of additional services under this consulting agreement shall be considered a related party transaction and shall be subject to the Approval Policy.

(u) Books and Records. The Company and its Subsidiaries shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with GAAP applied on a basis consistent with prior periods.

(v) Cisco Estoppel and Waiver Letter. The Company shall obtain an estoppel and waiver letter (the “Cisco Estoppel and Waiver”), in the form and content acceptable to Purchaser, from Cisco Systems, Inc. (“Cisco”), which shall include (i) consent to the transactions contemplated by this Agreement, (ii) a waiver of Cisco’s right to terminate that certain LATAM Systems Integrator Agreement dated as of February 14, 2005 by and between Cisco and the Company (the “Cisco Agreement”) upon the occurrence of a change in control of the Company, and (iii) a representation that the Company and its Subsidiaries are not in breach or default of the terms and conditions of the Cisco Agreement.

(w) Certain Pre-Closing Contributions. At the Closing, the Responsible Party shall (A) contribute all of his ownership interests in the Company to Seller, and (B) contribute all of his ownership interests in Desca Colombia to Seller.

(x) Intentionally Omitted.

(y) Updated Financial Statements. If the Closing occurs on or after November 1, 2007, at or prior to the Closing, the Company shall deliver to Purchaser unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the nine months ended September 30, 2007 for the Company and its Subsidiaries (the “Updated Company Financials”).

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b) Financial Disclosure and Accounting Controls.

(i) The Company shall take such actions as are requested in writing by Purchaser to establish, prior to the Closing, “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its Subsidiaries, that would be required to be disclosed by the Company in the reports that it would be required to file or submit under the Exchange Act if the Company were a reporting company under the Exchange Act, is communicated to the Company’s Principal Executive Officer and Principal Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(ii) The Company shall take such actions as are reasonably requested by Purchaser to establish, prior to the Closing, a system of internal accounting controls relating to the Company and its Subsidiaries designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. At Purchaser’s written request, the Company shall adopt and make available to Purchaser accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls. The Company shall use its best efforts to eliminate any “material weaknesses” (as defined by the PCAOB)) and any “significant deficiencies” (as defined by the PCAOB) identified by Purchaser that are reasonably likely to collectively represent a “material weakness” in the design or operation of the Company’s internal controls and procedures. The Company shall use its best efforts to follow Purchaser’s reasonable directions as necessary to ensure that there shall be no significant deficiencies in the design or operation of the Company’s internal controls and procedures.

(iii) All out-of-pocket expenses incurred by the Company in complying with this subsection (b), and subsection (c) below (including the cost of third party accountants and consultants) shall be paid by Purchaser.

(c) Audited or Reviewed Financial Statements. To the extent Purchaser requires audited or reviewed financial statements of the Company and its Subsidiaries in order to comply with the reporting requirements of the Commission set forth in Regulations S-K and S-X, the Company shall permit Purchaser to obtain the required audited or reviewed financial statements of the Company and its Subsidiaries covering the years ended December 31, 2006, 2005 and 2004 and each subsequent fiscal quarter, and to the extent the Closing shall not have occurred prior to the end thereof, the fiscal year ending December 31, 2007 (and each fiscal quarter thereof), reasonably sufficient and timely enough to permit Purchaser reasonably to satisfy such obligations, including, without limitation, providing reasonable access as stated under clause (f)(i) above to any auditors engaged by Purchaser for such purpose and delivering one or more representation letters from the Company to any such auditors as may be reasonably requested by Purchaser to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the Commission.

(d) Intentionally Omitted.

(e) Transfer Restrictions. Purchaser acknowledges that (i) neither the Series A Preferred Units, nor the Common Units issuable upon conversion of the Series A Preferred Units have been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Securities made in reliance upon Rule 144 may be made only in accordance with the terms of Rule 144. The provisions of this Section 6, together with the rights of Purchaser under this Agreement and the other Primary Company Documents, shall be binding upon any subsequent transferee of the Series A Preferred Units.

(f) Restrictive Legend. Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or Purchaser demonstrates to the reasonable satisfaction of Seller and its counsel that such registration shall no longer be required, such Securities may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE

REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(g) Filings. Seller undertakes and agrees that it will make all required filings in connection with the sale of the Securities to Purchaser as required by U.S. federal and state laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to Purchaser promptly after such filing or filings.

(h) Return of Certificates on Conversion. Upon any conversion by Purchaser of less than all of the Series A Preferred Units pursuant to the terms of the LLC Agreement, Seller shall issue and deliver to Purchaser, within seven (7) Business Days of the date of conversion, a new certificate or certificates for, as applicable, the total number Series A Preferred Units, which Purchaser has not yet elected to convert (with the number of and denomination of such new certificate(s) designated by Purchaser).

(i) Replacement Certificates and Warrants. The certificate(s) representing the Series A Preferred Units held by Purchaser shall be exchangeable, at the option of Purchaser at any time and from time to time at the office of Seller, for certificates with different denominations representing, as applicable, an equal aggregate number of Series A Preferred Units as requested by Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

(j) Escrow Fund. The Parties agree that in the event that the Put or Call is exercised pursuant to Section 11.13 or 11.14, respectively, of the LLC Agreement during the Put Term or Call Term, as the case may be, and within three (3) years after the Closing Date, all consideration paid in the form of Elandia Shares to the Responsible Party in connection therewith, or if the consideration is paid entirely in the form of cash, 85% of such consideration (“Put/Call Consideration”), shall be deposited into escrow with the Escrow Agent and held pursuant to the terms of the Escrow Agreement. If (i) the Responsible Party is eligible under the Securities Laws (as defined in the LLC Agreement) to transfer his Common Units, (ii) such transfer is permitted under the LLC Agreement, and (iii) the transferee or transferees agree in writing to have such units continue to be held in escrow and subject to the terms of this Agreement, the Escrow Agreement and the LLC Agreement, then (A) the Escrow Agent will release such units from escrow in order to effectuate the transfer, (B) the transferee or transferees will deposit the certificates representing such units into escrow to be held with the Escrow Agent pursuant to the terms of the Escrow Agreement, and (C) the Responsible Party may retain all consideration received in connection with the transfer of such units. The Put/Call Consideration deposited into escrow with the Escrow Agent, together with the Escrowed Units, shall be referred to collectively as the “Escrow Fund.”

(k) General Release. The Responsible Party, for good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, both in the name and right of the Responsible Party and also for and on behalf of the Responsible

Party’s predecessors, successors, agents, employees, successors, personal representatives, heirs and assigns, jointly and severally (collectively, “Releasor”), does hereby and by these presents, and for anyone claiming by or through or under Releasor, fully remise, release, acquit, and forever discharge Seller, the Company and its Subsidiaries and their respective members, shareholders, employees, agents, representatives, heirs, successors and assigns, jointly and severally, (collectively, the “Released Parties”) by reason of any matter, cause, happening, or thing, from the beginning of time, occurring prior to and including the date of this Agreement. It is intended by Releasor by this general release to forever remise, acquit, waive, release, and forever discharge Released Parties of and from all claims, demands, losses, injuries, and damages, rights known or unknown, direct or indirect, fixed or contingent, it being understood that all rights which Releasor or any person who claims by, through, or under Releasor may have against any Released Party, as of the date of the signing of this Agreement, shall be forever released, remised, and acquitted, and Releasor and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly with or through any person, natural or corporate, for or upon or by reason of any act, matter, transaction, cause or thing whatsoever.

(l) Form 8832 Election. Promptly following the Closing, Purchaser and the Responsible Party will elect to treat the E.T.V.E. as a disregarded entity by filing, retroactively to a date that precedes the Closing Date, Form 8832 with the United States Internal Revenue Service.

(m) Certain Post-Closing Contributions. Promptly after Closing, the Company shall (A) contribute all of its ownership interests in each of its foreign Subsidiaries (except Desca Panama) to an E.T.V.E. formed in the jurisdiction of Spain or a similar entity organized in jurisdiction chosen by Purchaser in its sole discretion and wholly-owned by Seller (“E.T.V.E.”), and (B) contribute all of its ownership interests in Desca USA and Desca Panama to Seller.

Section 7. Conditions to Obligation to Close.

(a) Conditions to Purchaser’s Obligation. Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) each of Seller, the Company and the Responsible Party shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) the Company shall have procured all of the third-party consents specified in Section 5(b) above, including, without limitation, all consents and waivers from the other shareholders or equity holders of Desca Mexico, Desca Costa Rica, Desca Colombia, Desca Ecuador and Desca Panama that are required to allow the Company to transfer its ownership interests in such entities to the E.T.V.E.;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Purchaser to own the Series A Preferred Units, or (D) adversely affect the right of Seller, the Company or any of its Subsidiaries to own its respective assets and to operate its respective business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) each of Seller, the Company and the Responsible Party shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi) all actions to be taken by Seller, the Company and the Responsible Party in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Purchaser;

(vii) the Responsible Party shall have contributed all of his ownership interests in the Company and Desca Colombia to Seller;

(viii) the Company shall have contributed all of its ownership interests in its Subsidiaries (other than Desca USA and Desca Panama) to the E.T.V.E.;

(ix) the Company shall have contributed all of its ownership interests in Desca USA and Desca Panama to the Seller;

(x) Seller and the Responsible Party shall have executed and delivered to Purchaser the LLC Agreement;

(xi) Seller and the Responsible Party shall have executed and delivered to Purchaser the Escrow Agreement;

(xii) Seller and the Responsible Party shall have executed and delivered to Purchaser the Employment Agreement;

(xiii) Seller and the Responsible Party shall have executed and delivered to Purchaser the Non-Compete Agreement;

(xiv) Intentionally Omitted;

(xv) Seller and the Company shall have delivered to Purchaser the Cisco Estoppel and Waiver, executed by Cisco;

(xvi) Gerardo Guarino shall have executed and delivered to Seller and Purchaser the Guarino Stock Purchase Agreement and all deliverables thereunder;

(xvii) Shutts & Bowen, the Company’s legal counsel, shall have executed and delivered to Purchaser the Company Legal Opinion;

(xviii) each of the in-country counsel to the Company’s Subsidiaries shall have executed and delivered to Purchaser the legal opinions as set forth in Section 5(q);

(xix) Intentionally Omitted;

(xx) Purchaser shall have concluded an investigation of a possible violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), arising from the operations of the Honduran Subsidiary of Latin Node, Inc., which is a Subsidiary of Purchaser (the “FCPA Matter”), and Purchaser shall have disclosed the completion of the investigation in a Form 8-K filed with the Commission (the “Completed FCPA Matter Form 8-K”);

(xxi) Purchaser shall have consummated its preferred stock financing transaction with Stanford International Bank, Ltd., an Antiguan banking corporation (“SIBL”) and shall have received $29,000,000 (inclusive of the proceeds of the Bridge Loan) in financing from SIBL (the “SIBL Financing”);

(xxii) Purchaser shall have received a fairness opinion, in form and content acceptable to Purchaser, on the terms and conditions of the SIBL Financing;

(xxiii) if the Closing occurs on or after November 1, 2007, the Company shall have delivered to Purchaser the Updated Company Financials;

(xxiv) the Company shall have delivered to Purchaser copies of the certificate of formation of the Company certified on or within five (5) Business Days before the Closing Date by the Secretary of State of Delaware;

(xxv) the Company shall have delivered to Purchaser copies of a certificate of good standing of Seller and the Company issued on or within five (5) Business Days before the Closing Date by the Secretary of State of Delaware;

(xxvi) the Company shall have delivered to Purchaser copies of certificates of good standing (or equivalent document) of each Subsidiary issued on or within five (5) Business Days before the Closing Date by the jurisdiction of such Subsidiary’s incorporation or organization;

(xxvii) the Company shall have delivered to Purchaser a certificate of the manager or managing-member or secretary or an assistant secretary of each of Seller, the Company and Desca USA, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) any amendments to the certificate of formation of such Person since the date of this Agreement; (ii) the limited liability company agreement of such Person; and (iii) any resolutions of the managers and members or other authorizing body (or a duly authorized committee thereof) of such Person authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the manager or officers of Seller and the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(xxviii) the Company shall have delivered to Purchaser a certificate of the manager or managing-member or secretary or an assistant secretary of each of the Company’s Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) any amendments to the certificate of incorporation (or other governing document) of such Person since the date of this Agreement; and (ii) the bylaws or limited liability company agreement (or other governing documents) of such Person.

Purchaser may waive any condition specified in this Section 7(a) if it delivers a writing so stating to the Company at or prior to the Closing.

(b) Conditions to Seller’s, the Company’s and the Responsible Party’s Obligation. The obligation of Seller, the Company and the Responsible Party to consummate the transactions to be performed by him or it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a) and Section 4(c) above;

(vi) Purchaser shall have executed and delivered to Seller and the Responsible Party the LLC Agreement;

(vii) Purchaser shall have executed and delivered to Seller and the Responsible Party the Escrow Agreement;

(viii) Intentionally Omitted;

(ix) all actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company; and

(x) subject to the terms of Section 7(c) below, the outcome of the FCPA Matter (as disclosed in the Completed FCPA Matter Form 8-K) shall not have a Purchaser Material Adverse Effect (“FCPA Material Adverse Effect”); provided, however, that each of the Seller, the Company and the Responsible Party acknowledges and agrees that the occurrence of one or more of the following outcomes arising out of the FCPA Matter shall not constitute a FCPA Material Adverse Effect: (A) the termination of employment of one or more employees of Purchaser or any of its Subsidiaries, (B) the filing of civil or criminal charges, or the imposition of fines, against one or more employees of Purchaser or any of its Subsidiaries, or (C) the interruption, shutdown or discontinuation of Latin Node, Inc. and/or the Honduran operations of Latin Node, Inc., a Subsidiary of Purchaser.

Each of Seller, the Company and the Responsible Party may waive any condition specified in this Section 7(b) if he or it delivers to Purchaser a writing so stating at or prior to the Closing.

(c) Provisions Applicable to a FCPA Material Adverse Effect.

(i) If, in the reasonable judgment of the Responsible Party, the outcome of the FCPA Matter as disclosed in the Completed FCPA Matter Form 8-K has a FCPA Material Adverse Effect, the Responsible Party promptly (but in any event within ten (10) days after the filing of the Completed FCPA Matter Form 8-K by Purchaser) shall provide written notice of his determination to Purchaser (the “Responsible Party MAE Notice”). Within ten (10) days of Purchaser’s receipt of the Responsible Party MAE Notice (the “Purchaser Election Period”), Purchaser may irrevocably elect to substitute cash for the Elandia Shares (as defined in the LLC Agreement) required to be issued to the Responsible Party pursuant to Sections 11.13 or 11.14 of the LLC Agreement (the “Purchaser Irrevocable Cash Election”) and shall provide written notice of same to the Responsible Party within such ten (10) day period (the “Purchaser Irrevocable Cash Election Notice”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser receives the Responsible Party MAE Notice and Purchaser delivers to the Responsible Party the Purchaser Irrevocable Cash Election Notice, the FCPA Material Adverse Effect shall, for purposes of this Agreement, be deemed cured and of no further force and effect, and none of Seller, the Company or the Responsible Party shall seek to terminate this Agreement or be entitled to fail or refuse to close the transactions contemplated by this Agreement on the basis that (A) the closing condition set forth in Section 7(b)(x) above is not satisfied, (B) the existence of, outcomes (potential or otherwise) arising out of, or resolution of, the FCPA Matter constitute a Material Adverse Effect for which Seller, the Company and/or the Responsible Party should be entitled to relief, (C) any of Seller, the Company or the Responsible Party is entitled to the remedy of rescission or to otherwise cancel or terminate this Agreement under federal or state securities laws, (D) any of Seller, the Company or the Responsible Party has been fraudulently induced to enter into this Agreement and that such party would not have entered into this Agreement had such party known more about the FCPA Matter or the outcomes arising out of the investigation thereof and/or the recommendations related thereto, (E) Purchaser did not provide Seller, the Company or the Responsible Party accurate or complete information regarding the FCPA Matter (unless Seller, the Company or the Responsible Party can show that Purchaser’s disclosure with respect to the FCPA Matter as of the date hereof is, on balance, materially inaccurate or misleading), or (F) claims or arguments similar to those set forth in any of the foregoing clauses (A) through (F) exist (collectively, the “FCPA Matter Claims”).

(iii) If Purchaser (A) receives the Responsible Party MAE Notice, and (B) (1) fails to deliver the Purchaser Irrevocable Cash Election Notice to the Responsible Party within the Purchaser Election Period, or (2) delivers written notice to the Responsible Party that Purchaser does not wish to make any election with respect to the type of consideration it would deliver pursuant to Sections 11.13 or 11.14 of the LLC Agreement (the “No Election Notice”), then, Seller, the Company and the Responsible Party shall be deemed to have waived all FCPA Matter Claims unless the Responsible Party shall have delivered written notice to Purchaser, within ten (10) days of the expiration of the Purchaser Election Period or the date on which the Purchaser is deemed to have delivered the No Election Notice, that it will not waive the closing condition set forth in Section 7(b)(x) above.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, any determination by Seller, the Company or the Responsible Party that the FCPA Matter or any outcomes related thereto constitute a FCPA Material Adverse Effect is subject to challenge by Purchaser and the mere determination thereof by Seller, the Company or the Responsible Party shall not be dispositive.

(v) The provisions of this Section 7(c) supersede any contrary provisions contained in the LLC Agreement.

Section 8. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. The representations and warranties of the Responsible Party, Seller and the Company contained in Section 3(a) and Section 4 above shall survive the Closing hereunder (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter; provided, however that the representations and warranties set forth in Sections 3(a)(i)-(iii) and Section 4(a) shall survive indefinitely and the representations and warranties set forth in Sections 4(m), 4(x) and 4(aa) shall survive for the applicable statute of limitations (after giving effect to any extensions or waivers) plus sixty (60) calendar days. The representations and warranties of Purchaser contained in Section 3(b) above shall survive the Closing hereunder (even if the Company knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter; provided, however that the representations and warranties set forth in Sections 3(b)(i), (iii), (viii) and (ix) shall survive indefinitely.

(b) Indemnification Provisions for Purchaser’s Benefit. Subject to the limitations on indemnification set forth in this Section 8, the Responsible Party agrees to indemnify Purchaser and its officers, directors, employees, agents, partners, stockholders and Affiliates and, following the Closing, Seller, the Company and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) for, and hold each Purchaser Indemnified Party harmless from and against: (x) any Adverse Consequences (without any rights of contribution or indemnification from Seller, the Company or any Subsidiary whether arising under any charter documents, contracts between the Company and/or Subsidiaries and the Responsible Party or otherwise), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Seller, the Company or the Responsible Party herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Seller, the Company or the Responsible Party herein or in any of the other Primary Company Documents, including, without limitation, any breach by the Responsible Party under the Non-Compete Agreement;

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Seller in connection with the sale or issuance of the Series A Preferred Units by Seller to Purchaser;

(iv) except for (1) the Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (2) the Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law):

(A) any Liability of the Company or any of its Subsidiaries under any Environmental, Health, and Safety Requirements arising prior to the Closing;

(B) any Liability arising out of the ownership or operation of any of the assets or businesses of the Company or any of its Subsidiaries prior to the Closing;

(C) any Liability of the Company or any of its Subsidiaries arising prior to the Closing under ERISA or under any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan; or

(D) any successor liability attributable to the acts, omissions, business or operations of the Company, any of its Subsidiaries or any of their respective managers, officers, employees, agents or independent contractors prior to the Closing; or

(v) any lawsuit, claim, proceeding or investigation pending or threatened against Seller, the Company or any of its Subsidiaries prior to the Closing.

To the extent that the foregoing undertaking by the Responsible Party may be unenforceable for any reason, the Responsible Party shall make the maximum contribution to the payment and satisfaction of each of Purchaser’s Adverse Consequences which is permissible under applicable law, subject to the limitations on indemnification set forth in this Section 8. The Responsible Party agrees that with respect to the payment of the Purchaser Indemnified Parties’ Adverse Consequences to the Purchaser Indemnified Parties, Purchaser shall, in addition to other remedies, be entitled to offset as payment for such Adverse Consequences any portion or all of any payment due pursuant to the LLC Agreement.

(c) Indemnification Provisions for the Responsible Party’s Benefit. Subject to the limitations on indemnification set forth in this Section 8, Purchaser agrees to indemnify the Responsible Party, Seller, the Company and their respective officers, directors, employees, agents, partners, shareholders, members and Affiliates (collectively, the “Company Indemnified Parties”) for, and hold each Company Indemnified Party harmless from and against any and all Adverse Consequences (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Purchaser herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Purchaser herein or in any of the other Primary Company Documents; or

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Purchaser in connection with the sale or issuance of the Series A Preferred Units by Seller to Purchaser.

To the extent that the foregoing undertaking by Purchaser may be unenforceable for any reason, Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Company’s Adverse Consequences which is permissible under applicable law, subject to the applicable limitations set forth in this Section 8.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his or its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e) Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Parties to indemnify each other under Sections 8(b) and 8(c), respectively, will be subject to the following limitations:

(i) Limitation on Responsible Party’s Indemnification Obligations.

(A) The Responsible Party shall not have any obligation to indemnify the Purchaser Indemnified Parties from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Section 8(b)(i) and 8(b)(iii) through (v) above, until the Purchaser Indemnified Parties have suffered Adverse Consequences in excess of US $317,500 in the aggregate (after which amount the Responsible Party will be obligated to indemnify and hold the Purchaser Indemnified Parties harmless with respect to only those Adverse Consequences in excess of US $317,500)(the “Alvarado Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Alvarado Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “Material Adverse Change,” “Material Adverse Effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 8(e)(i), the Alvarado Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(a)(i), 3(a)(ii), 4(a), 4(b), 4(c) and 4(e) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Sections 3(a) and 4, and the Responsible Party shall indemnify and hold the Purchaser Indemnified Parties harmless against all Adverse Consequences (from the first dollar) that the Purchaser Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The maximum amount for which the Responsible Party shall be required to indemnify and hold Purchaser harmless for breaches of representations and warranties under Sections 8(b)(i) and 8(b)(iii) through (v) above (other than any breach (or alleged breach) of any representation or warranty contained in Sections 3(a)(i), 3(a)(ii), 4(a), 4(b), 4(c) and 4(e) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Sections 3 and 4) shall be US $10,750,000 (the “Alvarado Indemnification Cap”). For the purposes of this Section 8(e)(i), the Parties agree that the value of the Common Units shall be $3.53 per Common Unit.

(C) The Parties acknowledge and agree that the neither the Alvarado Indemnification Deductible nor the Alvarado Indemnification Cap shall apply to any Adverse Consequences incurred by the Purchaser Indemnified Parties under Section 8(b)(ii).

(ii) Limitation on Purchaser’s Indemnification Obligations.

(A) Purchaser shall not have any obligation to indemnify the Company Indemnified Parties from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Sections 8(c)(i) and 8(c)(iii) above, until the Company Indemnified Parties have suffered Adverse Consequences in excess of US $57,500 in the aggregate (after which amount Purchaser will be obligated to indemnify and hold the Company Indemnified Parties harmless with respect to only those Adverse Consequences in excess of US $57,500)(the “Purchaser Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Purchaser Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “material adverse change,” “material adverse effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 8(e)(ii), the Purchaser Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(b)(i), 3(b)(iii), 3(b)(viii) and 3(b)(ix) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3(b), and Purchaser shall indemnify and hold the Company Indemnified Parties harmless against all Adverse Consequences (from the first dollar) that the Company Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The maximum amount for which Purchaser shall be required to indemnify and hold the Company Indemnified Parties harmless for breaches of representations and warranties under Sections 8(c)(i) and 8(c)(iii) above (other than any breach (or alleged breach) of any representation or warranty contained in Sections 3(b)(i), 3(b)(iii), 3(b)(viii) and 3(b)(ix) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3(b)) shall be equal to US $5,750,000 (the “Purchaser Indemnification Cap”).

(C) The Parties acknowledge and agree that the neither the Purchaser Indemnification Deductible nor the Purchaser Indemnification Cap shall apply to any Adverse Consequences incurred by the Company Indemnified Parties under Section 8(c)(ii) above.

(f) Purchaser Indemnification Procedure. Subject to the limitations contained in this Section 8, any claim (a “Claim”) for indemnification by Purchaser under this Section 8 shall be resolved in the manner set forth in this Section 8(f), as follows:

(i) Promptly on becoming aware of any circumstances which have given or could give rise to a Claim, Purchaser shall provide the Responsible Party and the Escrow Agent with a certificate in writing (a “Claim Certificate”) setting forth in reasonable detail the basis of such Claim in respect of which payment pursuant to this Section 8 is then being sought and the amount to be paid in respect thereof.

(ii) Following receipt of the Claim Certificate, the Responsible Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, Purchaser shall make available to the Responsible Party the information relied on by Purchaser to substantiate the Claim, together with such information as the Responsible Party may reasonably request.

(iii) If the Parties agree at or prior to the expiration of such 30-day period (or agree to any extension of this period) to the validity and amount of the Claim, then the Parties will instruct the Escrow Agent to disburse the agreed amount to be paid with respect to such Claim (the “Agreed Amount”) from the Escrow Fund in the priority set forth in Section 8(g).

(iv) In the event the Responsible Party does not dispute a Claim within 30 days after the delivery of the Claim Certificate, then the Claim will be deemed to be accepted by each of the Responsible Party. In such event the Escrow Agreement will provide that the Escrow Agent is authorized to disburse the amount of such Claim from the Escrow Fund, in the priority set forth in Section 8(g).

(v) In the event the Responsible Party disputes all or a portion of a Claim and the Parties are unable to reach an agreement regarding within 30 days after the Responsible Party’s receipt of the Claim Certificate, then the Claim will be submitted to binding arbitration as provided in Section 10(t) of this Agreement. Upon receipt by either the Responsible Party or Purchaser of the final written determination of such claim by the arbitrator (the “Final Decision”), the Responsible Party or Purchaser (as the case may be) shall deliver the Final Decision to Escrow Agent, with instructions to disburse the amount specified in the Final Decision from the Escrow Fund, in the priority set forth in Section 8(g). In any arbitration, the arbiters will take into consideration the amount of any limitations on indemnification set forth in this Section 8.

(g) Payment of Purchaser Claims.

(i) In the event that Purchaser is entitled to any payment with respect to any Claim pursuant to the provisions of Section 8(f) (a “Required Payment”) then such payment will be made from the Escrow Fund in the following order of priority:

(A) First, by either (1) delivering to Purchaser certificates evidencing such number of Elandia Shares constituting the Put/Call Consideration as are equal in value to the amount of the Required Payment, or (2) pursuant to and in accordance with Section 11.4 of the LLC Agreement, offsetting the amount of the Required Payment against the 1,150,000 Elandia Shares required to be issued to the Responsible Party under the LLC Agreement. For the purpose of this Section 8(g)(i)(A), the value of an Elandia Share shall be the fair market value of the Elandia Shares as of the date hereof, which the Parties agree is $5.00 on a per Elandia Share basis;

(B) Second, by delivering to Purchaser certificates evidencing such number of Common Units beneficially owned by the Responsible Party or his transferees as are equal in value to the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 8(g)(i)(A) above. For the purpose of this Section 8(g)(i)(B), the value of a Common Unit shall be the fair market value of the Common Units as of the date hereof, which the Parties agree is $3.53 on a per Common Unit basis; provided, that if any of the Common Units has been sold in a manner permitted by the terms of the Escrow Agreement, then the Required Payment will be paid from the Common Units evidenced by the unit certificates issued in the name of the transferee or transferees and held by the Escrow Agent as required under Section 6(j) hereof; and

(C) Third, by delivering to Purchaser cash in the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 8(g)(i)(A) and (B) above.

(ii) In the event that the Escrow Fund is insufficient to cover the full amount of any Required Payment, and subject to the limitations set forth in Section 8(e) above, the Responsible Party shall be liable for, and obligated to pay, the balance of the Required Payment.

(iii) Notwithstanding the foregoing, (i) if all or any portion of the Escrowed Units have been transferred to a third party in violation of the terms of the Escrow Agreement, the portion of the Required Payment exceeding the value of the Common Units shall be paid by the Responsible Party in cash, and (ii) notwithstanding Section 8(g) to the contrary, the Responsible Party shall be entitled (at his option) to pay any Required Payment hereunder in cash.

(h) Release of Escrow Fund. Notwithstanding anything to the contrary contained herein, the Escrow Agreement will provide that the Escrow Agent shall release from escrow the Escrow Fund (including all Common Units and all cash consideration held in connection with the sale of such units), which is not subject to any pending Claims by Purchaser, on the third anniversary of the Closing Date.

(i) Exclusive Remedies; Other Indemnification Provisions. Notwithstanding anything to the contrary contained in this Agreement:

(i) The remedies provided in this Article 8 constitute the sole and exclusive remedies available to each Party hereto for recoveries against another Party hereto for breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this Agreement, except that nothing in this Agreement shall limit the right of any Party to pursue any appropriate remedy at equity (including, without limitation, specific performance pursuant to Section 10(o)) or any appropriate remedy based upon allegations of fraud in connection with this Agreement.

(ii) The Responsible Party agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a manager or managing-member of the Company or any of its Subsidiaries or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, manager or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, operating agreement, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against Seller, the Company or the Responsible Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any indemnification payable in accordance with this Section 8 shall be net of cash amounts actually recovered (after deducting related costs and expenses) by the indemnified party for Adverse Consequences for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement.

(iii) Each Party agrees to use, and to cause Seller, Purchaser, the Company and its Subsidiaries to use, commercially reasonable efforts to obtain the benefits of any insurance coverage, warranty or indemnity from any other party with respect to any matter that might give rise to a claim for indemnification under this Agreement, and all costs and expenses incurred by the indemnified party in connection therewith, whether or not such claim is ultimately paid by any such third party pursuant to insurance, warranty or indemnity, shall be added to the indemnification claim.

Section 9. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing: (A) in the event the Company or the Responsible Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Company may terminate this Agreement by the Company giving written notice to Purchaser at any time prior to the Closing: (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Company or the Responsible Party breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party then in breach and for the rights set forth in Sections 9(c) and (d) below.

(c) Purchaser’s Right of First Refusal.

(i) If (A) this Agreement fails to close by December 15, 2007, and is terminated under Section 9(a)(iii)(B) above, as a result of Seller, the Company and the Responsible Party choosing not to close the transactions contemplated by this Agreement as a result of the FCPA Material Adverse Effect, and (B) during the Purchaser ROFR Period, the Company, the Company’s Subsidiaries, the Responsible Party or any of their respective Representatives entertain, solicit or consider any proposal or offer from or to any Person relating to a possible Acquisition Transaction, and decide to accept such offer or proposal, then Purchaser shall have a right of first refusal (the “Purchaser ROFR”) to enter into such Acquisition Transaction with the Company, the Company’s Subsidiaries or the Responsible Party upon the same economic terms and conditions set forth in the Purchaser ROFR Notice (as defined below).

(ii) If the Company, the Company’s Subsidiaries, the Responsible Party or any of their respective Representatives entertain, solicit or consider any proposal or offer from or to any Person relating to a possible Acquisition Transaction during the Purchaser ROFR Period, and determine to accept any such proposal or offer, the Company shall deliver to Purchaser a written notice containing the exact terms of such offer or proposal (the “Purchaser ROFR Notice”). If Purchaser desires to exercise its Purchaser ROFR, Purchaser shall send written notice to the Company and the Responsible Party (the “Purchaser ROFR Exercise Notice”) within twenty (20) days following Purchaser’s receipt of the Purchaser ROFR Notice.

(iii) The closing of the proposed Acquisition Transaction between Purchaser and the Company, the Company’s Subsidiaries and/or the Responsible Party pursuant to the terms of the Purchaser ROFR Notice shall be subject to the completion of due diligence by Purchaser and the negotiation and execution of a definitive agreement in form and content acceptable to Purchaser and the Company and/or the Responsible Party; provided, however, that all such due diligence and negotiations shall be completed, and such closing shall take place, no later than ninety (90) days following the Company’s or the Responsible Party’s receipt of the Purchaser ROFR Exercise Notice.

(iv) If Purchaser notifies the Company or the Responsible Party of its election not to proceed with the Acquisition Transaction, or Purchaser fails to deliver to the Company and the Responsible Party the Purchaser ROFR Exercise Notice within the required 45-day period, the Company and the Responsible Party shall be entitled to enter into the Acquisition Transaction with the Person that made or received such original offer or proposal. If for any reason the Acquisition Transaction with such Person fails to close within ninety (90) days following such 45-day period, then the Company and the Responsible Party shall remain subject to this Section 9(c) and the Purchaser ROFR shall attach to any further proposal or offer related to an Acquisition Transaction which the Company and/or the Responsible Party decides to accept. This Section 9(c) shall survive the termination of this Agreement.

(d) Termination Fee.

(i) If (A) Seller, the Company and the Responsible Party have fulfilled (or are ready, able and willing to fulfill at Closing) all of their respective conditions precedent under Section 7(a), except for Section 7(a)(xx), (xxi) or (xxii), and (B) Purchaser terminates this Agreement under Section 9(a)(ii)(B) above as a result of the non-fulfillment of one or more of the conditions precedent set forth in Section 7(a)(xx), (xxi) or (xxii), then Purchaser shall pay to the Company on the Maturity Date the non-refundable amount of Two Hundred Fifty Thousand Dollars (US $250,000), payable at the sole option of Purchaser, (i) in cash by wire transfer of immediately available funds, or (ii) as an offset against the interest that has accrued and is payable to Purchaser under the Bridge Loan.

(ii) Purchaser acknowledges and agrees that, solely for purposes of this Section 9(d), Seller, the Company and the Responsible Party shall be deemed to have satisfied all of their respective conditions precedent unless they (or any of them) shall have breached, in any material respect, any material representation, warranty or covenant, or failed to satisfy any material condition precedent.

(e) Confidentiality.

(i) Neither Party will at any time on or after the date hereof, directly or indirectly, without the prior written consent of the other Party, disclose any Confidential Information involving or relating to the other Party or the other Party’s Subsidiaries or business, or use such Confidential Information for any purpose other than the evaluation of the transaction contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section 9(d) shall (a) automatically terminate and become null and void with respect to both Parties upon the consummation of the Closing, and

(b) survive and remain in effect after the termination of this Agreement. As used herein, “Confidential Information” means all confidential or proprietary information of either Party and its Subsidiaries, including: (1) customer and supplier information, including lists of names and addresses of customers and suppliers of such Party, its Subsidiaries or its Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by such Party or any of its Affiliates or Subsidiaries, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities, software or technology of such Party and (5) information identified as confidential and/or proprietary in internal documents of such Party; provided, however, that Confidential Information shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof).

Section 10. General Provisions.

(a) Investigation. All of the representations, warranties, covenants and agreements of Seller, the Company and the Responsible Party, on the one hand, and Purchaser, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Purchaser or the Company (as the case may be) or of any information or facts discovered by or on behalf of Purchaser or the Company (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any Party of such Party’s right to rely on any of the warranties, representations, covenants and agreements of the Company or Purchaser (as the case may be) in or pursuant to this Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and the Company.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the Primary Company Documents, any certificate, schedule, exhibit or other document delivered pursuant to its terms herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser and the Company; provided, however, that Purchaser may

(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), without the consent of the other Parties hereto.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile and electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) Business Days after being sent to the recipient by a reputable internationally recognized overnight courier service (charges prepaid), (iii) upon receipt of confirmation of an error-free facsimile transmission after being sent to the recipient by facsimile; provided, that a copy of such confirmation is mailed by certified mail, return receipt requested (postage prepaid), or (iv) upon receipt of electronic mail; provided, that a copy thereof is sent by mail (as aforesaid) within 24 hours of such electronic mail, and addressed to the intended recipient as set forth below:

(i)	If to Seller or the Company:

Bella Durmiente, LLC

8200 N.W. 52nd Terrace, Suite 110

Miami, Florida 33166

Attn: Jorge Alvarado, Chief Executive Officer

Telephone: (305) 406-1091 Ext. 58923

Facsimile: (305) 402-3128

Email: jalvarado@desca.com

with a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis de Armas, Esq.

Telephone: (305) 379-9114

Facsimile: (305) 347-7814

Email: ldearmas@shutts.com

(ii)	If to the Responsible Party, to:

Jorge Alvarado

13601 SW 84th Court

Miami, Florida 33158

Telephone: (786) 201-2421

Email: jalvarado@desca.com

with a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis de Armas, Esq.

Telephone: (305) 379-9114

Facsimile: (305) 347-7814

Email: ldearmas@shutts.com

(iii)	if to Purchaser, to

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Harry Hobbs, Chief Executive Officer

Telephone: (954) 728-9090 Ext. 225

Facsimile: (954) 728-9090

Email: hghobbs@elandiainc.com

with a copy to:

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Laura Janke Jaeger, General Counsel

Telephone: (954) 728-9090

Facsimile: (954) 728-9090

Email: ljjaeger@elandiainc.com

and

Carlton Fields, P.A.

4000 International Place

100 Southeast Second Street

Miami, Florida 33131

Attn: Seth P. Joseph, Esq.

Telephone: (305) 530-0050

Facsimile: (305) 530-0055

Email: sjoseph@carltonfields.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser, the Company and the Responsible Party. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Fees, Costs and Expenses. Each of the Company and Purchaser shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof and thereof.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular.

(n) Incorporation of Exhibits, Annexes, and Disclosure Schedule. The Exhibits, Annexes, and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event the Company or the Responsible Party breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(p) Submission to Jurisdiction. Each of the Parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”) and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court. Each of the Parties acknowledge that Stanford does not agree to submit to jurisdiction hereunder and each Party agrees and acknowledges that Stanford is not and shall not be a necessary or indispensable party to any Related Proceeding. Each Party further agrees not to join Stanford in any Related Proceeding and hereby waives the right to file any action or proceeding against Stanford arising out of, related to or in connection with the Agreement or any transaction arising from this Agreement.

(q) Recordation. This Agreement may not be recorded by any Party hereto without the prior written consent of the other Party hereto, which such consent may be withheld by any Party in its sole and absolute discretion.

(r) Attorneys’ Fees. If any action should arise between the Parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(s) Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY RELATED PROCEEDING. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

(t) Arbitration.

(i) Except as otherwise specifically provided in this Agreement, if any controversy or dispute arises under, out of or in relation to any of the provisions hereof which cannot be settled by the Parties within sixty (60) calendar days after the same shall arise (the Parties hereby agreeing to use best efforts to communicate in person, by telephone or by letter to discuss any such controversy or dispute) such controversy or dispute shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association or its successor (“AAA”). The arbitration shall be held in Miami, Florida before a panel of three arbitrators with each Party selecting one and the two selected arbitrators selecting the third and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified therein.

(ii) The Parties covenant and agree that the arbitration shall commence within one hundred eighty (180) calendar days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert. The arbitrator’s decisions and award shall be made and delivered within six (6) months of the selection of the arbitrator.

(iii) The arbitrator’s decisions shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(iv) The Parties covenant and agree that they will participate in the arbitration in good faith. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against the non-prevailing party to any proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 10(t) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief of any Party may proceed in court without prior arbitration for the limited purposes of avoiding immediate and irreparable harm.

(v) The provisions of this Section 10(t) shall be enforceable in any court of competent jurisdiction. Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of the State of Florida for the purposes of enforcing the arbitration provisions of this Section 10(t). Each Party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

BELLA DURMIENTE, LLC, a Delaware limited liability company

By:	/s/ Jorge Alvarado
Name:	Jorge Alvarado
Title:	Manager

THE COMPANY:

DESCA HOLDING, LLC, a Delaware limited liability company

By:	/s/ Jorge Alvarado
Name:	Jorge Alvarado
Title:	Manager

PURCHASER:

ELANDIA, INC., a Delaware corporation

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

THE RESPONSIBLE PARTY:

/s/ Jorge Alvarado
Jorge Alvarado, an individual